Exhibit H(33)

SPONSORED MEMBER JOINDER AGREEMENT

The fund listed below, being represented by the undersigned , hereby agrees to be bound by all of the provisions of the FIXED INCOME CLEARING CORPORATION SPONSORED MEMBERSHIP AGREEMENT, dated October 10, 2017, by and between the Fixed Income Clearing Corporation, State Street Bank and Trust Company, and MassMutual Select Funds, MassMutual Premier Funds, MML Series Investment Fund, and MML Series Investment II, each on behalf of its series set forth on Schedule 1 thereto or on Sponsored Member Joinder Agreements.

Fund Becoming a Sponsored Member

MassMutual Select BlackRock Global Allocation Fund

FIXED INCOME	MassMutual Select Funds,
CLEARING CORPORATION	FOR AND ON BEHALF OF THE FUND SET FORTH ABOVE

By: /s/ Bruce Hin	By: /s/ Renee Hitchcock

Print Name: Bruce Hin	Print Name: Renee Hitchcock

Title: Executive Director	Title: CFO and Treasurer

Date: 1/5/2018	Date: October 16, 2017

State Street Bank and Trust Company

By: /s/ Harold O. Nichols

Print Name: Harold O. Nichols

Title: Managing Director

Date: 10/19/17